Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the shares of Common Stock of Kid Brands, Inc. dated as of January 31, 2012, is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(c) under the Securities Exchange Act of 1934.

Date: January 31, 2012	LEAP TIDE CAPITAL MANAGEMENT, LLC
a Delaware Corporation

/s/ Jan Loeb
By: Jan Loeb
Its: Managing Member

Date: January 31, 2012	/s/ Jan Loeb
Jan Loeb